EX 10.20

SECOND AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT

This SECOND AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT (this “Second Amendment”) is entered into as of March 28, 2019, by and among ASV HOLDINGS, INC., a Delaware corporation (“ASV”, together with each Person joined to the Credit Agreement (as defined below) as a borrower from time to time, collectively, the “Borrowers” and each a “Borrower”; the Borrowers together with the Guarantors, collectively the “Loan Parties” and each a “Loan Party”), the financial institutions which are now or which hereafter become a party to the Credit Agreement as lenders  (collectively, the “Lenders” and each individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Administrative Agent”) with respect to the following:

PRELIMINARY STATEMENTS

A.

Borrowers, Lenders and Administrative Agent, previously entered into that certain Amended and Restated Revolving Credit, Term Loan and Security Agreement dated as of December 27, 2017 (as has been and may hereafter be amended, restated or otherwise modified from time to time, the “Credit Agreement”);

B.

Borrowers have requested that Administrative Agent and Lenders agree to amend certain provisions in the Credit Agreement and Administrative Agent and Lenders have agreed to such amendment, subject to the terms and conditions contained herein; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.Definitions.  Capitalized terms used in this Second Amendment are as defined in the Credit Agreement, as amended hereby, unless otherwise stated.

2.Amendments to Credit Agreement.  Subject to and in accordance with the terms and conditions set forth herein, the parties hereto agree that as of the Second Amendment Date:1

A.	Definitions.
a.	The following definition contained in Section 1.2 of the Credit Agreement is hereby amended and restated as follows:

“Fee Letter” shall mean collectively, (a) the amended and restated fee letter dated the Closing Date among Borrowers and Administrative Agent, (b) the fee letter dated as of the First Amendment Date among Borrowers and Administrative Agent (the “First Amendment Fee Letter”) and (c) the fee letter dated as of the

[1]	Certain language has been italicized in this Second Amendment solely for purposes of indicating new or changed language in this Second Amendment; deletions are not reflected.

Second Amendment Date among Borrowers and Administrative Agent (the “Second Amendment Fee Letter”).

b.	The following sentence shall be added to the end of the definition of “Applicable Margin” contained in Section 1.2 of the Credit Agreement:

Notwithstanding anything to the contrary contained above, the Applicable Margin in effect for each type of Advance shall be increased by fifty (50) basis points for the period from the Second Amendment Date until the first Business Day following Administrative Agent’s receipt of a quarterly Compliance Certificate required pursuant to Section 9.9 hereof evidencing that Borrowers’ Leverage Ratio, as of the last day of such fiscal quarter (measured as set forth in Section 6.5(b)) is not greater than 2.75 to 1.00.

B.	New Definitions. The following definition is hereby added to Section 1.2 of the Credit Agreement in the appropriate alphabetical sequence:

“Second Amendment Date” shall mean March 28, 2019.

C.	Sublimits. Section 2.1(a)(ii) of the Credit Agreement is hereby amended and restated, with respect to subsection (C) thereof, as follows:

(ii) the least of (A) the sum of (I) up to 65% of the value of the Eligible Inventory (other than Eligible Inventory consisting of finished goods machines and service parts that are current), plus (II) 80% of the value of Eligible Inventory consisting of finished goods machines, plus (III) 75% of the value of Eligible Inventory consisting of service parts that are current) (as applicable, the “Inventory Advance Rate”), (B) up to 90% of the appraised net orderly liquidation value of Eligible Inventory (as evidenced by an Inventory appraisal satisfactory to Administrative Agent in its sole discretion exercised in good faith) (the “Inventory NOLV Advance Rate”, together with the Inventory Advance Rate and the Receivables Advance Rates, collectively, the “Advance Rates”), or (C) $18,000,000 in the aggregate at any one time, minus

D.	Leverage Ratio. Section 6.5(b) of the Credit Agreement is hereby amended and restated as follows:

(b)Leverage Ratio.  Maintain as of the end of each fiscal quarter, commencing with the fiscal quarter ending March 31, 2020, a ratio (the “Leverage Ratio”) of Funded Debt, calculated as of such date, to EBITDA, measured for the period of four fiscal quarters then ended, of not greater than the ratios set forth below for the applicable fiscal quarter then ending:

Fiscal Quarter Ending	Maximum Leverage Ratio
March 31, 2020	2.75
June 30, 2020	2.50

2

September 30, 2020 and each fiscal quarter thereafter	2.25

E.Minimum EBITDA.  A new Section 6.5(c) shall be added to the Credit Agreement as follows:

(c)Minimum EBITDA.  Cause the Borrowers on a Consolidated Basis to maintain EBITDA of not less than the amounts set forth below for the corresponding fiscal quarter then ending, in each case measured on a trailing twelve month basis:

Fiscal Quarter Ending	Minimum EBITDA
March 31, 2019	$5,943,438
June 30, 2019	$5,913,857
September 30, 2019	$6,043,309
December 31, 2019	$8,472,716

3.Conditions to Effectiveness.  The effectiveness of this Second Amendment is subject to the satisfaction of the following conditions precedent, unless specifically waived in writing by Agents:

(a)Administrative Agent shall have received this Second Amendment duly executed by Borrowers, the other Loan Parties, Lenders and Administrative Agent; and

(b)no Default or Event of Default shall have occurred and be continuing; and

(c)Borrower shall pay all fees and expenses set forth in that certain Second Amendment Fee Letter executed on the date hereof.

4.Ratifications.  Except as expressly modified and superseded by this Second Amendment, the terms and provisions of the Credit Agreement and the Other Documents are ratified and confirmed and shall continue in full force and effect.  Loan Parties hereby agree that all liens and security interests securing payment of the Obligations under the Credit Agreement (as amended hereby) are hereby collectively renewed, ratified and brought forward as security for the payment and performance of the Obligations.  Borrowers, the other Loan Parties, Lenders and Administrative Agent agree that the Credit Agreement and the Other Documents, as amended hereby, shall continue to be legal, valid, binding and enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

3

5.Representations and Warranties with respect to Other Documents.  Each of the Loan Parties hereby represents and warrants to Administrative Agent and Lenders as follows:  (a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) the execution, delivery and performance by it of this Second Amendment and all Other Documents executed and/or delivered in connection herewith are within its company powers, have been duly authorized, and do not contravene (i) its Organizational Documents, or (ii) any applicable law; (c) no Consent of any Governmental Body or other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Second Amendment, except as has been obtained; (d) this Second Amendment and all Other Documents executed and/or delivered in connection herewith have been duly executed and delivered by it; (e) this Second Amendment and all Other Documents executed and/or delivered in connection herewith constitute its legal, valid and binding obligation of such Person enforceable against it in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity; (f) no Default or Event of Default has occurred and is continuing or would immediately thereafter result by the execution, delivery or performance of this Second Amendment; (g) the representations and warranties contained in the Credit Agreement and the Other Documents are true and correct in all material respects (except to the extent already qualified by materiality in which case such representation and warranties shall be true and correct in all respects) on and as of the date hereof and on and as of the date of execution hereof as though made on and as of each such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date); and (h) ASV has not amended its Organizational Documents in a manner that would constitute a Default or Event of Default.

6.Survival of Representations and Warranties.  All representations and warranties made in the Credit Agreement or the Other Documents, including, without limitation, any document furnished in connection with this Second Amendment, shall survive the execution and delivery of this Second Amendment and the Other Documents.

7.Reference to Credit Agreement.  Each of the Credit Agreement and the Other Documents, and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Credit Agreement, as amended hereby, are hereby amended so that any reference in the Credit Agreement and such Other Documents to the Credit Agreement shall mean a reference to the Credit Agreement as amended hereby.

8.Expenses of Administrative Agent and Lenders.  Borrowers agree to pay on demand all reasonable out-of-pocket costs and expenses actually incurred by Administrative Agent and Lenders in connection with the preparation, negotiation, execution and closing of the Second Amendment, any and all amendments, modifications and supplements thereto and any Other Documents in connection therewith, including, without limitation, the costs and fees of Administrative Agent’s and Lenders’ legal counsel and financial advisors.

9.Severability.  If any part of this Second Amendment is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed

4

omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

10.Successors and Assigns.  This Second Amendment is binding upon and shall inure to the benefit of Administrative Agent, Lenders and Loan Parties and their respective successors and assigns, except that no Loan Party may assign or transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent.

11.Counterparts.  This Second Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.  Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.

12.Effect of Waiver.  No consent or waiver, express or implied, by Lenders or Administrative Agent to or for any breach of or deviation from any covenant or condition by Borrowers or any other Loan Party shall be deemed a consent to or waiver of any other breach of the same or any other covenant, condition or duty.

13.Headings.  The headings, captions, and arrangements used in this Second Amendment are for convenience only, are not a part of this Second Amendment, and shall not affect the interpretation hereof.

14.Governing Law; Judicial Reference.  Sections 12.1 through 12.3 and Section 16.1 of the Credit Agreement are incorporated herein by reference and are fully applicable to this Second Amendment.

15.Final Agreement.  THE CREDIT AGREEMENT AND THE OTHER DOCUMENTS, EACH AS AMENDED HEREBY, REPRESENT THE ENTIRE EXPRESSION OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF ON THE DATE THIS SECOND AMENDMENT IS EXECUTED.  THE CREDIT AGREEMENT AND THE OTHER DOCUMENTS, AS AMENDED HEREBY, MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.  NO MODIFICATION, RESCISSION, WAIVER, RELEASE OR AMENDMENT OF ANY PROVISION OF THIS SECOND AMENDMENT SHALL BE MADE, EXCEPT IN ACCORDANCE WITH SECTION 16.2 OF THE CREDIT AGREEMENT.

16.Acknowledgements and Agreements.  Each of the Loan Parties hereby acknowledge and agree that:  (a) none has any  defenses, claims or set-offs to the enforcement by Administrative Agent or any Lender of the Obligations on the date hereof and on the date of execution hereof; (b) to their knowledge, Administrative Agent and Lenders have fully performed all undertakings and obligations owed to them as of the date hereof and on the date of execution hereof; and (c) except to the limited extent expressly set forth in this Second Amendment, Administrative Agent and Lenders do not waive, diminish or limit any term or condition contained in the Credit Agreement or any of the Other Documents.

5

[remainder of page intentionally left blank; signature pages follow]

6

IN WITNESS WHEREOF, the parties have executed and delivered this Second Amendment as of the day and year first written above.

ASV HOLDINGS, INC. By:/s/ Melissa How Name: Melissa How Title: Chief Financial Officer

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent, a Revolving Lender and a Term Loan Lender By: _/s/Timothy Canon_________________ Name: Timothy Canon Title: Vice President
STEEL CITY CAPITAL FUNDING, a division of PNC Bank, National Association, as a Term Loan Lender By: _/s/ Jesse Xu______________________ Name: Jesse Xu Title: Vice President